Exhibit 4.10

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is entered into as of May 22, 2014 by and among:

(1)              JUPAI INVESTMENT GROUP (the “Company”), a company organized and existing under the laws of the Cayman Islands;

(2)              the Persons listed on part 1 of Exhibit A to this Agreement (each a “Founding Shareholder” and collectively the “Founding Shareholders”);

(3)              the Persons listed on part 2 of Exhibit A to this Agreement (each an “Founder” and collectively the “Founders”);

(4)              the Persons listed on part 3 of Exhibit A to this Agreement (each a “Key Holder Holdco” and collectively the “Key Holder Holdcos”);

(5)              the Persons listed on part 4 of Exhibit A to this Agreement (each a “Key Holder” and collectively the “Key Holders”);

(6)              the Person listed on part 1 of Exhibit B to this Agreement (the “Series A Investor”); and

(7)              the Person listed on part 2 of Exhibit B to this Agreement. (the “Series B Investors”, together with the Series A Investor, each an “Investor” and collectively, the “Investors”).

(The above parties are referred to hereinafter individually as a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, the Series A Investor entered into that certain Series A Convertible Preferred Shares Purchase Agreement, dated as of 20 February 2013, with the Company, the Founding Shareholders, the Founders and certain other parties described therein (as supplemented by a supplemental agreement dated 30 September 2013, the “Series A Share Purchase Agreement”) with respect to the issuance and sale by the Company of 4,216,867 shares (the “Series A Purchased Shares”) of Convertible, Redeemable and Participating Series A Preferred Shares, par value of

US$0.0005 per share, of the Company (the “Series A Preferred Shares”) to the Series A Investor at an aggregate consideration of US$1,500,000.

WHEREAS, the Series B Investors entered into that certain Series B Convertible Preferred Shares Purchase Agreement, dated as of 12 November, 2013, as amended from time to time, with the Company, the Founding Shareholders, the Founders and certain other parties described therein (the “Series B Share Purchase Agreement”) with respect to (a) the issuance and sale by the Company of 12,918,340 shares of Convertible, Redeemable and Participating Series B Preferred Shares, par value of US$0.0005 per share, of the Company to E-House (China) Capital Investment Management Limited (“E-House”) at an aggregate consideration of RMB48,000,000;(b) the sale and transfer by Jupai Holding Inc. of 12,918,340 shares of Ordinary Shares, par value of US$0.0005 per share, of the Company to E-House at an aggregate consideration of RMB48,000,000 and 12,918,340 shares of Ordinary Shares, par value of US$0.0005 per share, of the Company to SINA Hong Kong Limited (“SINA”) at an aggregate consideration of RMB48,000,000, which will be re-designated into 25,836,680 Series B Preferred Shares at the closing of Series B financing (collectively, the “Series B Preferred Shares”).

WHEREAS, it is a condition precedent to the consummation of transaction contemplated under the Series B Share Purchase Agreement that the parties hereto enter into this Agreement to govern certain transfer of shares of the Company by the Founding Shareholder, Founders, Key Holder Holdcos, Key Holders and the Investors.

WHEREAS, the parties hereto intend that this Agreement shall take effect subject to and immediately following the Series B Closing, from and as of the date of the Series B Closing Date (the “Effective Date”).

WITNESSETH

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the parties hereby agree as follows:

1.              DEFINITIONS.

1.1.                  As used in this Agreement:

“Adoption Agreement” means, an agreement, in such form and on such terms as approved by the Preferred Holders, which a Person is required to enter into with or in favour of all the parties pursuant to Section 9.15.

“Affiliate” means, (a) with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person; and (b) in the case of an individual, shall include, without limitation, his spouse, child, brother, sister, parent, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid persons. In the case of a Preferred Holder, shall include (i) any Person who holds the Preferred Shares as a nominee for such Preferred Holder, (ii) any shareholder of such Preferred Holder, (iii) any entity or individual who has a direct or indirect interest in such Preferred Holder (including, if applicable, any general partner or limited partner) or any fund manager thereof, (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Preferred Holder or its fund manager, (v) the relatives of any individual referred to in (iii) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, a Preferred Holder shall not be deemed to be an Affiliate of any Group Company.

“Board” means the board of directors of the Company constituted from time to time.

“Business Day” shall mean any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, Hong Kong, the People’s Republic of China or New York.

“Control” means, when used with respect to any Person, power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Conversion Shares” means the Ordinary Shares issued or issuable upon conversion of any Preferred Shares.

“Equity Securities” means any Ordinary Shares or Ordinary Share Equivalents or Preferred Shares of the Company now owned or subsequently acquired by any Shareholder.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.

“Exchange Act Registration” means registration of a company under Section 12 of the Exchange Act or when a company becomes subject to Exchange Act reporting requirements under Section 15(d) of the Securities Act or otherwise.

“Preferred Holders” means the holders of Preferred Shares and their permitted transferees and assigns.

“Investors’ Rights Agreement” means the Investors’ Rights Agreement among the Investors, the Company, the Founding Shareholders, the Founders and certain other parties described therein dated as of even date hereof.

“Majority Holders” means the collectively, the holders of a simple majority of the Series A Preferred Shares, and the holders of a simple majority of the Series B Preferred Shares.

“Memorandum and Articles” means the amended and restated memorandum of association and articles of association of the Company previously adopted by resolution in writing of all Shareholders of the Company.

“Ordinary Shares” means the Ordinary Shares in the share capital of the Company, par value of US$0.0005 per share.

“Ordinary Share Equivalents” means, with respect to any Shareholder, Ordinary Shares owned by such Shareholder together with the Ordinary Shares into or for which any issued and outstanding Preferred Shares or any other issued and outstanding convertible securities (excluding, for the avoidance of doubt, unexercised options or warrants) owned by such Shareholder shall be convertible.

“Person” or “person” shall be construed as broadly as possible and shall include an individual, a partnership, a limited liability company, a company, an association, a trust, a joint venture or unincorporated organization and any government organization or authority.

“Qualified IPO” has the meaning given to such term in the Memorandum and Articles of the Company, as amended from time to time.

“Series A Preferred Shares” means the convertible, redeemable and participating Series A Preferred Shares in the share capital of the Company, par value of US$0.0005 per share.

“Series B Director” has the meaning given to such term in the Memorandum and Articles of the Company, as amended from time to time.

“Series B Preferred Shares” means the convertible, redeemable and participating Series B Preferred Shares in the share capital of the Company, par value of US$0.0005 per share.

“Shareholder” shall mean a registered holder of Equity Securities (collectively, the “Shareholders”).

“Transaction Documents” shall mean this Agreement, the Series B Share Purchase Agreement, the Investors’ Rights Agreement, the Memorandum and Articles, the Director Indemnification Agreement and the Management Rights Letter.

1.2.                 Capitalized terms used by not otherwise defined in this Agreement shall have the meanings given them in the Series B Share Purchase Agreement.

2.                            RESTRICTIONS ON TRANSFER.

2.1.                  Except as otherwise provided in this Agreement, none of the holders of the Ordinary Shares (other than the Conversion Shares) may, directly or indirectly, transfer, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) any Equity Securities held by it or any right, title or interest therein or thereto without the prior written consent of the Majority Holders. Any attempt to transfer any Equity Securities or any rights thereunder in violation of the provisions of this Agreement shall be null and void ab initio.

2.2.                  Each of the beneficial owners of the Ordinary Shares (other than the Conversion Shares) covenants and agrees to (a) comply with the provisions of this Agreement as if such beneficial owner was the direct and registered holder of such Ordinary Shares; (b) procure that any Shareholder in which such beneficial owner holds a direct or indirect interest complies with the provisions of this Agreement; and (c) not take any action, or omit to take any action, which contravenes the provisions of this Agreement, including this Section 2.2. To avoid any ambiguity, unless this Agreement or any other Transaction Documents expressly provide otherwise, none of the Founders shall, directly or indirectly, transfer, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) any Equity Securities it holds in the relevant Founding

Shareholder or any right, title or interest therein or thereto without the prior written consent of the Majority Holders.

2.3.                  For the avoidance of doubt, each Preferred Holder may assign and transfer, to any Affiliate of such Preferred Holder or any third party any Equity Securities of the Company held by such Preferred Holder, provided that such Preferred Holder shall notify the Company of such proposed transfer and assignment in advance. The transfer restrictions and requirements provided in this Agreement (except for Section 7.1 and Section 8) shall not apply to any sale or transfer of any Equity Securities by any Preferred Holders.

3.                            RIGHT OF FIRST REFUSAL.

3.1.                  Transfer Notice. Subject always to Section 2, if at any time a holder of Ordinary Shares (other than the holders of Conversion Shares) (the “Transferor”) proposes to sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way (including transfer by gift), all or any part of any interest in the Equity Securities now or hereafter owned or held by such Transferor to one or more Persons (the “Transferee”) pursuant to an understanding with such Transferee (a “Transfer”), then the Transferor shall give the Company and each other Preferred Holder a written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) the identity of the prospective Transferee, (iii) the consideration to be paid for each Offered Share (the “Offered Price”), and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a bona fide firm offer from the prospective Transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice.

3.2.                  Preferred Holder’s Option.

(a)              The Preferred Holders shall have the opportunity to purchase all or any part of the Offered Shares. Each Preferred Holder shall have an option for a period of thirty (30) days (the “Investor Refusal Period”) from the receipt by such Preferred Holder of the Transfer Notice to submit notice of its irrevocable commitment to elect to purchase its respective pro rata share of the Offered Shares at a price per share equal to the Offered Price, and subject to the same material terms and conditions as described in the Transfer Notice.

(b)              Each Preferred Holder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share (with any re-allotments as provided below) of the Offered Shares, by notifying the Transferor and the Company in writing, before expiration of the Investor Refusal Period as to the number of such Offered Shares which it wishes to purchase (including any re-allotment). For the purposes of sub-section (a) and this subsection (b), each Preferred Holder’s “pro rata” share of the Offered Shares shall be a fraction of such Offered Shares, of which the number of Equity Securities (assuming the exercise, conversion and exchange of all such Equity Securities) owned by such Preferred Holder on the date of the Transfer Notice shall be the numerator and the total number of Equity Securities (assuming the exercise, conversion and exchange of all Equity Securities) held by all Preferred Holders of Equity Securities on the date of the Transfer Notice shall be the denominator.

(c)               If any Preferred Holder fails to exercise its right to purchase its full pro rata share of the Offered Shares, the Transferor shall deliver written notice within five (5) days after the expiration of the Investor Refusal Period to the Company and any other Preferred Holders specifying the number of unpurchased Offered Shares (the “Second Transfer Notice”). Each other Preferred Holder that exercises in full its right of first refusal under sub-section (b) above (an “Exercising Holder”) shall have a right of re-allotment, and may exercise an additional right to purchase such unpurchased Offered Shares by notifying the Transferor and the Company in writing within ten (10) days after receipt of the Second Transfer Notice; provided, however, that if the Exercising Holders desire to purchase in aggregate more than the number of such unpurchased Offered Shares, then such unpurchased Offered Shares will be allocated to the extent necessary among the Exercising Holders in accordance with their relative pro rata shares.

(d)              Each Preferred Holder shall be entitled to apportion Offered Shares to be purchased among its Affiliates, provided that such Preferred Holder notifies the Transferor of such allocation.

(e)               If any Preferred Holder gives the Transferor notice that it desires to purchase its pro rata share of the Offered Shares and, as the case may be, its re-allotment, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed by the parties and at the time of the scheduled closing therefor, which shall be no later than sixty (60) days after the Preferred Holder’s receipt of the Transfer Notice, unless the value of the purchase price has not yet been established pursuant to Section 3.3.

(f)                Immediately after the purchase by any holder of the Series A Preferred Shares of all or any portion of its pro rata share of the Offered Shares, the parties shall procure such Offered Shares to be converted into Series A Preferred Shares or preferred shares with rights and privileges that are same with or pari passu with Series A Preferred Shares, as such holder of the Series A Preferred

Holder may elect, at the then applicable conversion ratio. Immediately after the purchase by any holder of the Series B Preferred Shares of all or any portion of its pro rata share of the Offered Shares, the parties shall procure such Offered Shares to be converted into Series B Preferred Shares or preferred shares with rights and privileges that are same with or pari passu with Series A Preferred Shares, as such holder of the Series B Preferred Holder may elect, at the then applicable conversion ratio.

3.3.         Valuation of Property.  Should the purchase price specified in the Transfer Notice be payable in whole or in part in property other than cash or evidences of indebtedness, the cash equivalent value of the non-cash consideration will be determined by the Board (including the affirmative consent of the Series B Director which shall not be unreasonably withheld or delayed by the Series B Director) in good faith, which determination shall be binding upon the relevant parties, absent fraud or error.

4.                   HOLDERS’ CO-SALE RIGHT.

4.1.         In the event of any proposed Transfer pursuant to Section 3, to the extent any Preferred Holder does not exercise its rights of first refusal as to all or any part of the Offered Shares pursuant to Section 3.2, each Preferred Holder (a “Selling Holder”) that does not purchase Offered Shares pursuant to Section 3.2 shall have an option for a period of thirty (30) days from the end of the Investor Refusal Period to participate in such sale of Equity Securities on the same terms and conditions as those being offered to the Transferor and in no event less favorable to the Transferor than those specified in the Transfer Notice. Each Selling Holder shall send notice to the Transferor indicating the number of Equity Securities the Selling Holder wishes to sell under its right to participate. To the extent one or more of the Selling Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer to the Transferee shall be correspondingly reduced.

4.2.         Each Selling Holder may elect to sell up to such number of Equity Securities equal to (on a fully converted basis) the product obtained by multiplying (i) the aggregate number of Ordinary Shares proposed to be sold to the Transferee (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) by (ii) a fraction, the numerator of which is the number of Ordinary Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by the Selling Holder on the date of the Second Transfer Notice and the denominator of which is the total number of Ordinary Shares (including the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by all Selling Holders and the Transferor on the date of the Second Transfer Notice.

4.3.         Each Selling Holder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the Transferee one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Holder elects to sell; provided, however that if the prospective Transferee objects to the delivery of Equity Securities in lieu of Ordinary Shares, such Selling Holder shall convert such Equity Securities into Ordinary Shares and deliver certificates corresponding to such Ordinary Shares. The Company agrees to make any such conversion of Equity Securities concurrent with the actual transfer of Ordinary Shares to the Transferee and contingent on such transfer.

4.4.         The share certificate or certificates that a Selling Holder delivers to the Transferor pursuant to Section 4.3 shall be transferred to the prospective Transferee in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale.

4.5.         To the extent that any prospective Transferee prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective Transferee any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed Transfer described in the Transfer Notice.

5.                   NON-EXERCISE OF RIGHTS.

5.1.         To the extent that the Preferred Holders have not exercised their rights to purchase all or any part of the Offered Shares within the time periods specified in Section 3 and have not exercised their rights to participate in the sale of all of the remaining Offered Shares within the time periods specified in Section 4, the Transferor shall have a period of ninety (90) days from the expiration of such rights in which to sell the remaining Offered Shares to the Transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice.

5.2.         The Parties agree that each Transferee shall, prior to the consummation of any Transfer, have executed documents, to the satisfaction of the Preferred Holders and the Company, assuming the obligations of such Transferor under this Agreement and other Transaction Documents with respect to the transferred Ordinary Shares. In the event the Transferor does not consummate the sale or disposition of the Offered Shares within ninety (90) days from the expiration of such rights, the Preferred Holders’ first refusal rights under Section 3 and the Preferred Holders’ co-sale rights under Section 4 shall continue to be applicable to any subsequent disposition of the Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

5.3.         The exercise or non-exercise under Sections 3 and Section 4 of the rights of the Holders to purchase Equity Securities from a Transferor or the Holders to participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by Transferor hereunder.

6.                   PERMITTED TRANSFER.

6.1.         The restrictions set forth in Sections 3 and Section 4 shall not apply to:

(a)                       any sale or transfer of Ordinary Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship or for other reasons that are approved by the Board including the affirmative vote of the Series B Director which shall not be unreasonably withheld or delayed by the Series B Director; and/or

(b)                       any transfer to the parents, children or spouse, or any offshore holding companies solely owned by such holder legally and beneficially, or a trust for the benefit of such persons, of any holder of Ordinary Shares for bona fide estate planning purposes (each transferee pursuant to the foregoing subsection (a) and this subsection (b), a “Permitted Transferee”), provided that adequate documentation therefor, including without limitation to the reasonable evidence of the bona fide estate planning or bona fide tax planning purpose for such Transfer and reasonable evidence of the satisfaction of all applicable filings or registrations required by SAFE, is provided to the Preferred Holders to their satisfaction and that any such Permitted Transferee agrees in writing to be bound by this Agreement in place of the relevant transferor; provided, further, that such Transferor shall remain jointly and severally liable for any breach by such Permitted Transferee (other than the Company in its capacity as Permitted Transferee) of any provision hereunder.

6.2.                            If a Transferor wishes to transfer Equity Securities to a Permitted Transferee under Section 6.1, it shall give notice to the Company and the Preferred Holders of its intention to make such a transfer not less than seven (7) days prior to effecting such transfer, which notice shall state the name and address of each Permitted Transferee to whom such transfer is proposed, the relationship of such Permitted Transferee to the Transferor, and the number of Equity Securities proposed to be transferred to such Permitted Transferee.

6.3.                            No transfer may be made pursuant to Section 6.1 unless:

(a)                                 the transferee has agreed in writing to be bound by the terms and conditions of this Agreement and other Transaction Documents pursuant to an instrument in form and substance reasonably acceptable to the Preferred Holders;

(b)                                 the transfer complies in all respects with the applicable provisions of this Agreement;

(c)                                  the transfer complies in all respects with applicable federal and state securities laws and other applicable laws and regulations, including, without limitation, the Securities Act, and will not affect the record of continuous operation of the Company according to US GAAP or IFRS. If requested by the Company, an opinion of counsel to such transferring Shareholder shall be supplied to the Company, at such transferring Shareholder’s expense, to the effect that such transfer complies with the applicable federal and state securities laws and has no adverse affect on the continuous operation record of the Company; and

(d)                                 each such Transferee (except the Company in its capacity as the Transferee), prior to the consummation of the Transfer, shall have executed documents satisfactory to the Preferred Holders and the Company, assuming the obligations of such Founder, Founding Shareholder, Key Holder, and/or Key Holder Holdco, as the case may be, under this Agreement and other Transaction Documents as a Founder, Founding Shareholder, Key Holder, and/or Key Holder Holdco with respect to the Offered Shares, provided further, that the Transferor shall remain liable for any breach by such Permitted Transferee of any provision under this Agreement and other Transaction Documents.

7.                                      PROHIBITED TRANSFER.

7.1.                            Prohibited Transferees. Notwithstanding anything to the contrary in this Agreement, no Transferor shall transfer any Equity Securities of the Company to (i) any entity which, in the determination of the majority of the Company’s Board, including the affirmative approval or consent of Series B Director which shall not be unreasonably withheld or delayed by the

Series B Director, directly or indirectly competes with the Company, or (ii) any customer, distributor or supplier of the Company, if the majority of the Company’s Board, including the Series B Director should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

7.2.                            Prohibited Transfer. In the event any holder of Equity Securities (the “Transferring Holder”) should sell any Equity Securities in disregard or in contravention of the right of first refusal or co-sale rights under this Agreement (a “Prohibited Transfer”), the Preferred Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Transferring Holder shall be bound by the applicable provisions of such option.

7.3.                            Put Right. Without prejudice to any other rights and remedies available to the Preferred Holders, in the event of a Prohibited Transfer, each Preferred Holder shall have the right to sell to the Transferring Holder the type and number of Equity Securities equal to the number of Equity Securities such Preferred Holder would have been entitled to transfer to the third-party Transferee under Section 4 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(a)                                 The price per share at which the Equity Securities are to be sold to the Transferring Holder shall be equal to the price per share paid by the third-party Transferee to the Transferring Holder in the Prohibited Transfer. The Transferring Holder shall also reimburse each Preferred Holder for any and all reasonable fees and expense, including legal fees and out-of-pocket expenses, incurred pursuant to the exercise or the attempted exercise of such Preferred Holder’s rights under Section 3 and Section 4.

(b)                                 Within ninety (90) days after the later of the date on which the Preferred Holder (i) receives notice of the Prohibited Transfer or (ii) otherwise becomes aware of the Prohibited Transfer, such Preferred Holder shall, if exercising its rights under this Section 7, deliver to the Transferring Holder the certificate or certificates and instruments of transfer properly endorsed for transfer representing the Equity Securities to be sold under this Section 7 by such Preferred Holder.

(c)                                  The Transferring Holder shall, within seven (7) Business Days upon receipt of the certificate or certificates and instruments of transfer for the Equity Securities to be sold by a Preferred Holder pursuant to this Section 7, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 7.3(a), in cash or by other means acceptable to the Preferred Holder. The Company will concurrently therewith record such transfer on its books and update its register of members and will promptly thereafter and in any event within five (5) Business Days reissue certificates, as applicable, to the Transferring Holder and the Preferred Holder reflecting the new securities held by them giving effect to such transfer.

7.4.                            Voidability of Prohibited Transfer. Any attempt to transfer Equity Securities in violation of Section 2, Section 3 or Section 4 shall be void, and the Company agrees it will not effect such a transfer nor will it treat any alleged Transferee as the holder of such Equity Securities without the written consent of the Majority Holders.

8.                                      LOCK-UP

8.1.                            Agreement to Lock-Up. Each party to this Agreement hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (which period shall not exceed 180 days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities of the Company held immediately prior to the effectiveness of the registration statement for the IPO or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Equity Securities, whether any such transaction described in subsection (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise. The foregoing provisions of this Section 8 shall apply only to the IPO, shall not apply to the sale of any Equity Securities to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Preferred Holders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 8 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each party to this Agreement further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 8 or that are necessary to give further effect thereto.

8.2.                            Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Equity Securities of any party to this Agreement (and transferees and assignees thereof) until the end of such restricted period.

9.                                      MISCELLANEOUS.

9.1.                            Governing Law. This Agreement shall be governed by and construed under the laws of the Hong Kong Special Administrative Region of the PRC, without regards to conflicts of law principles.

9.2.                            Dispute Resolution.

(a)                                 Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation (the “Consultation Request”). If within thirty (30) days following the date on which the Consultation Request is delivered the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other (the “Notice”).

(b)                                 The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”) in accordance with the then effective arbitration rules of the Centre. There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the Notice. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. All such arbitrators shall be freely selected, and the parties and the Chairman of the Center shall not be limited in their selection to any prescribed list. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c)                                  The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the Notice. However, if such rules are in conflict with the provisions of this Section 9.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.2 shall prevail.

(d)                                 Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(e)                                  The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

(f)                                   Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

9.3.                            Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) when sent by facsimile at the number set forth on the signature page hereof upon successful transmission report being generated by the sender’s machine; (iii) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth on the signature page with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider, or (iv) when sent by electronic mail at the email address set forth in Exhibit Chereof.

Each person making a communication hereunder by facsimile or electronic mail shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile or electronic mail pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.3 by giving the other party written notice of the new address in the manner set forth above.

9.4.                            Entire Agreement; Prior Agreements; Conflicts. This Agreement, together with all the exhibits and schedules hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. In the event of any conflicts with the Memorandum and Articles, the provisions of this Agreement shall prevail.

9.5.                            Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

9.6.                            Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.7.                            Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.8.                            Language. This Agreement and all other Transaction Agreement are entered into in English only. Any Chinese translation of the Transaction Agreements, if any, is for reference only and shall not be a legally binding document. Accordingly, the English version will prevail in the event of any inconsistency between the English and any Chinese translations thereof.

9.9.                            Effective Date. This Agreement shall take effect subject to and immediately following the Series B Closing, from and as of the date of the Series B Closing.

9.10.                     Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

9.11.                     Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

9.12.                     Aggregation of Rights. All Ordinary Shares, Preferred Shares, and Ordinary Share Equivalents held or acquired by a Preferred Holder and its Affiliates or held or acquired by each of the Founders, the Key Holders and its/his Affiliates directly or indirectly shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

9.13.                     Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

9.14.                     Consent Required to Amend, Terminate or Waive. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (i) the Company, (ii) the holders of a majority of the Ordinary Shares (excluding the Conversion Shares) (voting together as a single class and on an as-converted basis); and (iii)

the holders of a majority of the Ordinary Shares issued or issuable upon conversion of the Preferred Shares (voting as a single class and on an as-converted basis).

9.15.                     New Shareholders; Assignment of Rights. Any Transferor shall cause any Transferee of its Equity Securities in the Company that is not already a party to this Agreement, as a condition to the transfer of Equity Securities to such new shareholder, to become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit D or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as a Shareholder hereunder. In any event, provided that the transfer or issuance of such Equity Securities shall not have been made in contravention of this Agreement or applicable laws, each such person shall thereafter be deemed a Shareholder for all purposes under this Agreement and the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. The Company shall not record the transfer of any equity securities of the Company on its Register of Members, or issue share certificates with respect to such transfers of equity securities of the Company, unless such transfer is made in compliance with this Section 9.15. Except as expressly stated otherwise, the rights of the Preferred Holders set forth in this Agreement are fully assignable to any person who holds or is acquiring the Preferred Shares through a permitted transfer.

9.16.                     Termination. The rights and obligations of the Parties under Section 3, Section 4 and Section 7 shall terminate upon the earlier of (i) the closing of a Qualified IPO by the Company of its Ordinary Shares, (ii) the closing of a sale of all or substantially all of the Company’s assets or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company’s shares for securities issued or other consideration paid, or caused to be issued or paid, by the acquiring entity or its subsidiary approved by the Majority Holders, or (iii) the date on which this Agreement is terminated by operation of law or the occurrence of an Exchange Act Registration; provided, that upon the transfer by any Shareholder of all securities in the Company owned by it in accordance with the provisions hereof, such Shareholder shall automatically cease to be a party to this Agreement and shall have no further rights or obligations hereunder.

9.17.                     Endorsement of Share Certificates. Each certificate representing any Equity Securities now or hereafter owned by a Shareholder or issued to any Person in connection with a transfer pursuant to Section 3 or Section 4 hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN TERMS, CONDITIONS AND RESTRICTIONS SET FORTH IN A RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE HOLDER HEREOF, THE COMPANY AND CERTAIN OTHER SHAREHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing Equity Securities subject to this Agreement issued after the date hereof to bear the legend required by this Section 9.17 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Equity Securities upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Equity Securities to bear the legend required by this Section 9.17 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

9.18.                     Share Splits, Share Dividends, etc. In the event of any issuance of Equity Securities of the Company hereafter to any of the Founding Shareholders (including, without limitation, in connection with any share split, share dividend, recapitalization, reorganization, or the like), such Equity Securities shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 9.17.

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IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-sale Agreement as of the day and year herein above first written.

COMPANY:

Jupai Investment Group (Cayman)

By:	/s/ Hu Tianxiang
Name: Hu Tianxiang
Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-sale Agreement as of the day and year herein above first written.

FOUNDERS:

/s/ HU TIANXIANG
HU TIANXIANG

/s/ Li Keliang
Li Keliang

/s/ YAO WEISHI
YAO WEISHI

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-sale Agreement as of the day and year herein above first written.

FOUNDING SHAREHOLDERS:

Jupai Holding Inc.

By:	/s/ Hu Tianxiang
Name: Hu Tianxiang
Title: Director

Jupai Capital Inc.

By:	/s/ Li Keliang
Name: Li Keliang
Title: Director

Century Crest Global Limited

By:	/s/ Yao Weishi
Name: Yao Weishi
Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-sale Agreement as of the day and year herein above first written.

KEY HOLDERS

/s/ Shen Yacheng

Shen Yacheng

/s/ Zhang Yichi

Zhang Yichi

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-sale Agreement as of the day and year herein above first written.

KEY HOLDER’S HOLDCOS

Golden Keen Enterprise Limited.

By:	/s/ Shen Yacheng

Name: Shen Yacheng
Title: Director

Beijing Dragon Limited

By:	/s/ Zhang Yichi
Name: Zhang Yichi
Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-sale Agreement as of the day and year herein above first written.

SERIES A INVESTOR:

ZERO2IPO CHINA FUND II, L.P.

By:	/s/ Danny Chung
Name: Danny Chung
Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-sale Agreement as of the day and year herein above first written.

SERIES B INVESTOR:

E-HOUSE (CHINA) CAPITAL INVESTMENT
MANAGEMENT LIMITED

By:	/s/ Xin Zhou
Name: (Xin Zhou)
Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Right of First Refusal and Co-sale Agreement as of the day and year herein above first written.

SERIES B INVESTOR:

SINA HONG KONG LIMITED

By:	/s/ Charles Guowei Chao
Name: Charles Guowei Chao
Title: Director

EXHIBIT A

Part 1 Founding Shareholders

Name of Founding Shareholders	Place of Incorporation and Company Number	Ultimate Beneficiary	Number of Ordinary Shares Held
Jupai Holding Inc	British Virgin Islands BVI Company Number: 1717817	Tianxiang HU	46,155,647 Ordinary Shares
Jupai Capital Inc	British Virgin Islands BVI Company Number: 1717734	Keliang LI	8,332,974 Ordinary Shares
Century Crest Global Limited	British Virgin Islands BVI Company Number: 1793044	Weishi YAO	7,674,699 Ordinary Shares

EXHIBIT A

Part 2 Founders

Name of Founder	PRC Identity Card No.	Address	Number of Ordinary Shares owned beneficially
Tianxiang HU			46,155,647 Ordinary Shares
Keliang LI			8,332,974 Ordinary Shares
Weishi YAO			7,674,699 Ordinary Shares

EXHIBIT A

Part 3 Key Holder Holdcos

Name of Key Holder Holdcos	Place of Incorporation and Company Number	Ultimate Beneficiary	Number of Ordinary Shares Held
Golden Keen Enterprises Limited	British Virgin Islands BVI Company Number: 1790503	Yacheng SHEN	6,000,000 Ordinary Shares
Beijing Dragon Limited	British Virgin Islands BVI Company Number: 1793137	Yichi ZHANG	6,000,000 Ordinary Shares

EXHIBIT A

Part 4 Key Holders

Name of Key Holders	PRC Identity Card No.	Address	Number of Ordinary Shares owned beneficially (subject to repurchase pursuant to Section 7.13)
Yacheng SHEN			6,000,000 Ordinary Shares
Yichi ZHANG			6,000,000 Ordinary Shares

EXHIBIT B

Part 1 Series A Investor

Name of Investor

Zero2IPO China Fund II, L.P.

EXHIBIT B

Part 2 Series B Investors

Name of Investors

E-House (China) Capital Investment Management Limited (“E-House”)

SINA Hong Kong Limited (“SINA”)

EXHIBIT C

Notices

Company

Address: SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone: +86 (021) 68367031

Fax No.: +86 (021) 68367031

Contact Person: Li Zhuoran

BVI Company

Address: SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone: +86 (021) 68367031

Fax No.: +86 (021) 68367031

Contact Person: Li Zhuoran

HK Company

Address: SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone: +86 (021) 68367031

Fax No.: +86 (021) 68367031

Contact Person: Li Zhuoran

WFOE

Address: SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.:+86 (021) 68367031

Contact Person: Li Zhuoran

Domestic Entity

Address: SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.:+86 (021) 68367031

Contact Person: Li Zhuoran

Founders

HU Tianxiang

Address:

Telephone:

Fax No.:

LI Keliang

Address:

Telephone:

Fax No.:

YAO Weishi

Address:

Telephone:

Fax No.:

Founding Shareholders

Jupai Holding Inc

Address:SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.: +86 (021) 68367031

Contact Person: Li Zhuoran

Jupai Capital Inc.

Address:SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.:+86 (021) 68367031

Contact Person: Li Zhuoran

Century Crest Global Limited

Address:SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.:+86 (021) 68367031

Contact Person: Li Zhuoran

Key Holders

SHEN Yacheng

Address:

Telephone:

Fax No.:

ZHANG Yichi

Address:

Telephone:

Fax No.:

Key Holder Holdcos

Golden Keen Enterprises Limited

Address:SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.:+86 (021) 68367031

Contact Person: Li Zhuoran

Beijing Dragon Limited

Address:SuiteA-C,10/F,Jinsui Building,No.379 South Pudong Road,Pudong District, Shanghai, PRC

Telephone:+86 (021) 68367031

Fax No.:+86 (021) 68367031

Contact Person: Li Zhuoran

Series A Investor

Zero2IPO Fund II, L.P.

Address: 2101,21/F Westlands Centre, 20 Westlands Road, Quarry Bay, HongKong

Telephone: 86 18601712515

Fax No.:

Contact Person: Ni Zhengdong

Series B Investors

E-House (China) Capital Investment Management Limited

Address: Room 1706, 17/F, Two Exchange Square, Central, Hong Kong

Telephone: 852 2110 1400

Fax No.: 852 2110 1404

E-mail: michelle@ehousehk.com

Contact Person: Ms Michelle Chu

SINA Hong Kong Limited

Address:

Telephone:010-58983036

Fax No.:010-82607527

Contact Person: Gu Haiyan

EXHIBIT D

ADOPTION AGREEMENT

This Adoption Agreement (the “Adoption Agreement”) is executed on                        , 201    , by the undersigned (the “Holder”) pursuant to the terms of that certain Right of First Refusal and Co-Sale Agreement dated as of                    , 201     (the “Agreement”), by and among Jupai Investment Group (the “Company”) and certain of its shareholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1                               Acknowledgement. The Holder acknowledges that the Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) for one of the following reasons (Check the correct box):

☐                                    as a transferee of Ordinary Shares from a party in such party’s capacity as a holder of Ordinary Shares (other than the Conversion Shares) bound by the Agreement, or a new party who is receiving Ordinary Shares from the Company, and after such transfer or receipt, the Holder shall be considered a holder of Ordinary Shares (other than the Conversion Shares) and a “Shareholder” for all purposes of the Agreement.

☐                                    as a transferee of Equity Securities from a party in such party’s capacity as a holder of the Preferred Shares (including any Conversion Shares) bound by the Agreement, or a new party who is receiving Equity Securities from the Company, and after such transfer, the Holder shall be considered a holder of the Preferred Shares and a “Shareholder” for all purposes of the Agreement.

1.2                               Agreement. The Holder hereby (a) agrees that the Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the Holder were originally a party thereto.

1.3                               Notice. Any notice required or permitted by the Agreement shall be given to the Holder at the address or facsimile number listed below the Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	JUPAI INVESTMENT GROUP

Name and Title of Signatory

Address:	By:

Title:

Facsimile Number: